Exhibit 10.6(b)

Maximum Amount Guaranty Contract

(Applicable if guarantor is natural person)

Reference No. : 2018zhenzhongyinbubaoezi No.00029B

Guarantor: Dangyu Pan

Type of certification: Identification Card

Certification number:

Address: Building A2, Luoshan Industrial Zone, Longgang District, Shenzhen

Postal code: 518000

Telephone: 89686236 ; Facsimile: 89686298

Creditor: Bank of China, Buji Sub-branch.

Legal Representative: Xiaochuan Zheng

Address: 108, Buji Road, Buji Town, Longgang District, Shenzhen; Postal code: 518000

Telephone: 22337156 ; Facsimile: 28772290

To guarantee the performing of the principle contract stated in Clause 1, both parties agree the following:

Clause 1 Principle Contract

1.       The principle contract is “Comprehensive credit contract (2018zhenzhongyinbuexiezi No 00029)” and its supplements signed between Creditor and Debtor, Springpower Technology (Shenzhen) Co., Ltd.

Clause 2 Principle Creditor’s Rights and the Period

Unless otherwise agreed, the creditor’s rights under the following contracts and the creditor’s rights occurred before the engagement of this contract constitutes the principle creditor’s rights of this contract.

The creditor’s right occurred under comprehensive contract starting from the date of effectiveness, and ends upon the expiration of all the specific creditor’s rights.

Clause 3 The Maximum Amount Guaranteed

1. The maximum amount assumed guaranteed is:

Currency: Renminbi

Amount (Capital letter): Eighty Million Amount (in numbers): 80,000,000.00

2. The principle creditor’s rights under the principle contract constitute the principle creditor’s rights under this contract, which includes: loan principle, interest, compound interest, punitive interest, liquidated damage, the cost for realization of the creditor’s right (includes but not limited to the announcement fee, delivery fees, appraisal fees, legal fees, travel expenses, assessment fees, auction fees, the property preservation fee, compulsory execution fee and etc.), as well as the Pledgee’s loss due to the breach of covenants.

The sum of the above terms constitutes the maximum amount of guaranteed for this contract.

Clause 4 Types of Guaranty

Joint responsibility guaranty.

Clause 5 The Guarantee Responsibilities

Under the circumstance that, the debtor of principle contract failed to pay off the creditor’s rights when due (on due date or early termination date), the guaranty is assumed to be responsible in accordance with this contract.

The due date in the previous sentence means the repayment date agreed in the principle contract. The early termination date is the termination date request by creditor per law or per agreements under the principle contracts.

Creditor’s rights on other guarantee contracts or collateral contracts should not have an impact on the performing of this contract. Guarantor should assume responsibility under this contract rather than plea with the execution in order.

Clause 6 The responsible period

The responsible period for this contract is two years after the establishment of the creditor’s rights under Clause 2.

During the period, Creditor is entitled to the right to request the assumption of responsibility from Guarantor in full or in part on one or on all creditor rights.

Clause 7 The Duration of Action

During the period that the creditor’s rights have not been paid off when due, Guarantor is assumed responsible under the joint responsibility guarantee. Creditor is entitled to claim the rights within the responsible period defined in Clause 6, the duration of action started upon the request.

Clause 8 The Relationship between this Contract and the Principle Contract

Upon the termination or early termination of the principle contract, Guarantor assumes guarantee responsibility on occurred debt.

The change of principle contract will not be informed to the Guarantor unless under the following circumstances, change of currency, interest rate, amount, period, or other terms which might affect the increase of the amount of the principle creditor’s rights or extend the effective period of the principle contract. Guarantor remains obligated to assume the guarantee responsibility to the changed principle contract.

Under the previous stated circumstance which Guarantor‘s consent is required, Pledgor Guarantor is entitled to the right to reject to assume the guarantee responsibility on the incremental portion.

Under the circumstances that, Creditor provide the letter of credit, trade financing services to debtor under the principle contract, Guarantor won’t be notified but assumed guarantee responsibility. It is the Creditor’s responsibility to registry for the incremental business contract.

Clause 9 Statements and Commitments

Guarantor’s Statement:

a) Guarantor is a natural person who possesses the capacity for civil rights and civil conducts in People’s Republic of China to perform this contract. Party A can perform the civil conduct independently, no bad credit records such as debt overdue, overdue interest, malicious overdraft on credit card, no criminal records, qualified to be a legal guarantor.

b) Guarantor has full understanding about the terms and conditions set forth in the contract. It is Guarantor’s true will to provide guarantee to debtor.

c) The establishment of this contract will not constitute a breach of covenant of any other previous contract Guarantor engaged in.

d) All documents and information provided by Guarantor to Creditor are true, complete, accurate and effective.

e) Guarantor is willing to cooperate in the checking and inspection of its financial conditions performed by Creditor.

f) Guarantor did not conceal any existing liability upon the signing of the contract.

g) Inform the Creditor in time for any issues might affect Guarantor’s performing capability, which including but not limited to losses of assets, transfer, donation, assume responsibility on liabilities, involved in significant law suits or disputes.

h) If the Guarantor is married, make sure the sponsor’s consent is obtained.

Clause 10 Authorization of Access to Personal Information

Guarantor authorizes the access of personal information in the personal credit information database in the People’s Bank of China to Creditor under the following circumstances.

1. Reference check on the Guarantor’s credit status.

2. Reference check on the Guarantor’s guarantee status.

3. After-loan management on the personal credit and guarantee status

4. Accept the credit line application of which the Guarantor guaranteed or to be legal representative or one of the funders.

Clause 11 Breach of Covenants

Any of the following situations would be considered as breach of contract covenant:

1. Guarantor is in violation with the previous terms of the contract.

2. The statements of the Guarantor is untrue or in violation with its commitments.

3. The occurrence of issues defined under the point 7 of clause 9 which might affect the Guarantor’s financial position and performing capability.

4. In violation with other rights and obligations agreed in this contract.

5. Guarantor breaches the covenants on other credit line contracts with Party B or other affiliated institutions of Bank of China.

When any of the above mentioned situations noticed, Creditor will perform the following in separate or all at the same time:

1) Request Guarantor to rectify within a definite time.

2) Reduce, temporarily pause or permanently terminate Guarantor’s Credit limit in part or in all.

3) Temporarily pause or permanently terminate in part or in all of Guarantor’s application on specific credit line under this contract.

4) Announce the immediate expiration on all the credit lines granted under this contract and affiliated specific credit line contracts.

5) Terminate or release this contract, terminate or release in part or in all of the affiliated specific credit line contracts as well as the other contracts signed between Guarantor and Creditor.

6) Request compensation from Guarantor on the losses thereafter caused.

7) Assume the guarantee responsibility on Guarantors.

8) Other necessary procedures on Party B’s concern.

Clause 12 Rights Reserved

Either party might reserve part of or all of the rights under this contract and the affiliated specific credit line contracts, this does not imply the party has surrendered or remitted the unperformed rights and obligations.

Either party might sometimes tolerate, extend or delay the execution of certain rights, this does not deem as the party has surrendered or remitted the rights.

Clause 13 Change, Modification, Termination and Partial Invalidity

Upon negotiation and agreement by both parties, this contract can be changed and modified, the written record of the changes and modifications should form the inseparable part of this contract.

Unless ruled by law or both parties formed a separate agreement, the contract would not be terminated prior to all the rights and obligations defined are fulfilled.

Unless ruled by law or both parties formed a separate agreement, the void of single terms under this contract should no invalid other contract under this contract.

Clause 14 Applicable Law and Resolution for Dispute

1. This contract is entered into according with the People’s Republic of China, and applicable to the law of the People’s Republic of China.

2. The resolution of dispute should be appealed in Party B or other Bank of China subsidiaries defined in this contract or other affiliated contracts

Clause 15 Attachments

Sponsor’s Consent.

Clause 16 Other Terms and Conditions

1.       Without Creditor’s prior written approval, Guarantor is not allowed to transfer the rights and obligations under this contract to 3rd Parties.

2.       Guarantor should give the consent that, Creditor might somehow authorize other affiliated institutions of Bank of China to perform the obligation. The performing party is entitled to all the rights and obligations under this contract and the affiliated credit line contracts, the performing party reserves the rights to appeal a resolution of dispute if necessary.

3.       The contract has equivalent restrictions to the successors or inherits of both parties.

4.       Unless otherwise agreed, the domicile addresses stated in this contract are for corresponding use; both parties should notify each other in writing about any changes of its domicile addresses.

5.       The title and name of business product is for business purposes, will not be used for interpretation of the contract terms and the rights and obligations.

Clause 17 Effectiveness of the Contract

This contract is established and entered into effective upon signing or sealing by the legal representatives (or person-in-charge) of Pledgor and Pledgee or their duly authorized agents, together with sealing by the company chop.

The pledge is established upon the effectiveness of this contract.

This contract will be printed and signed in five copies, Guarantor and the debtor hold one copy each, Creditor holds three copies; each copy has the same legal effect

/s/ Dangyu Pan
Signature of Guarantor and Sponsor

/s/ [COMPANY SEAL]
Stamp of Creditor (if Pledgee is a corporation)
Signature of legal representative or authorized representative

Consent Letter

I (name: Zhoutao Yin, certificate type: identification card , id number:                        ) am the spouse of the guarantor DANG YU PAN under the maximum amount guarantee contract (No. : 2018zhenzhongyinbubaoezi No.00029B). I agree to undertake the responsibility of the maximum amount guarantee contract by the couple's property.